Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of JetPay Corporation and its Subsidiaries on Post-Effective Amendment No. 3 to Form S-3 (File No. 333-187339) and Form S-8 (File No. 333-208430), of our report dated March 24, 2016, with respect to our audits of the consolidated financial statements of JetPay Corporation and its Subsidiaries as of December 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K of JetPay Corporation and its Subsidiaries for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

New York, NY
March 24, 2016